Exhibit 10.7

Memorandum of Understanding

Between

Galmed Pharmaceuticals and Zora Biosciences

Pursuant to discussions held between our companies. Galmed Pharmaceuticals (hereinafter “Galmed”) and Zora Biosciences (hereinafter “Zora”) agree to explore opportunities to collaborate in the field of lipidomic profiling.

Galmed develops innovative, proprietary drugs (fatty acid bile-acid conjugates) for the treatment of cholesterol and liver diseases. The most advanced compound in the series is Aramchol (arachidyl amido cholanoic acid), which is currently in clinical studies.

Zora develops lipid-based biomarkers for diagnostic industry and provides lipidomic services for pharmaceutical research.

Therefore, this Memorandum of Understanding aims at setting forth the general terms and conditions upon which Galmed and Zora are prepared to enter in further collaboration agreement.

- Scope of the study:

o	Develop a NASH disease clinical diagnostic tool which IP will be owned by Zora
o	Develop a clinical diagnostic tool for patients on Aramchol treatment (companion diagnostic) which IP will be owned by Galmed .

- Overview:

o	Galmed intends to initiate a multi centre multi nation phase IIb study aiming to evaluate the Efficacy and Safety of Aramchol Versus Placebo in Patients With Non-Alcoholic Steatohepatitis (“NASH”).
o	Galmed will collect liver tissue samples from biopsies and serum samples from patients enrolled in the Israeli based centers in the study, according to specifications which will be provided by Zora, at baseline and at the end of the phase IIb study. Zora will perform lipidomic profiling analysis based on the tissue and serum samples taken from the patients.

- Contribution of parties:

o	Galmed will perform and provide access to biopsy and serum samples from the phase IIb patients (patients screened and enrolled in Israel to the study) and will provide patients clinical data (including liver biopsy results and MRI results).
o	Zora will provide sampling methods and will perform lipidomic profiling to generate molecular lipid quantification data (“lipidomic data”).
o	The lipidomic analyses will be executed with a Fee-for-service principle. In case patentable IP is generated for Zora, 40 % of the fees shall be compensated to Galmed.

- Expected results/outcomes:

o	From Lipidomic data generated throughout the collaboration, the parties expect a) to develop a NASH disease clinical diagnostic tool and generate Lipidomic profiles correlated with disease progression of patients which IP will be owned by Zora. b) Develop a clinical diagnostic tool for patients on Aramchol treatment (companion diagnostic) which IP will be owned by Galmed.

- Exploitation of data and results

o	Each parties remains sole owner of their background IP.
o	Galmed will be sole owner of clinical data generated throughout the collaboration. Galmed will grant Zora a free license for using clinical data associated to patients in the frame only for developing biomarkers and related diagnostic in the field of NASH.
o	Zora will grant Galmed for a free license to use Lipidomic data generated throughout the study only for developing a clinical diagnostic tool for patients on Aramchol treatment.
o	Upon successful completion of the phase IIB study, Zora will grant Galmed for a right of first discussion to enter business transaction regarding commercial exploitation of Zora’s proprietary NASH disease clinical diagnostic tool based upon the data generated during the collaboration.
o	Rights for mutual publications.

The principles of the project and detailed arrangements will be set forth in a definitive agreement between the parties.